Exhibit 99.1

The Middleby Corporation Reports Third Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--November 9, 2009--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported net sales and earnings for the third quarter ended October 3, 2009. Net earnings for the third quarter were $15,501,000 or $0.83 per share on net sales of $153,989,000 as compared to the prior year third quarter net earnings of $16,290,000 or $0.96 per share on net sales of $166,472,000. Net earnings for the nine months ended October 3, 2009 were $43,282,000 or $2.34 per share on net sales of $494,136,000 as compared to net earnings of $46,588,000 or $2.72 per share on net sales of $500,868,000 in the prior year first nine months.

2009 Third Quarter Financial Highlights

  Net sales declined 7.5% in the third quarter. Excluding the impact of acquisitions, sales declined 19.8% during the third quarter. Sales of the Commercial Foodservice Group declined 19.6% for the quarter and sales of the Food Processing Group declined 21.0% for the quarter. Sales continued to be impacted by economic conditions.
  Gross profit decreased to $62,037,000 from $64,737,000 as a result of lower sales volumes; however the gross margin rate improved to 40.3% from 38.9%. The improvement in the gross margin rate reflects efficiency gains from the consolidation of production facilities, lower material costs from strategic supply chain initiatives and more favorable steel pricing as compared to the prior year.
  Operating income decreased to $28,074,000 from $30,953,000. Operating income included a $2.5 million non-cash charge associated with the write-down of property and equipment associated with a production facility which was exited during the third quarter as result of production consolidation initiatives. Excluding this nonrecurring charge, operating income amounted to $30,574,000 as compared to $30,953,000, and operating margins increased to 19.9% in the 2009 third quarter as compared to 18.6% in the prior year quarter.
  Depreciation and amortization amounted to $3,681,000 in the 2009 third quarter and as compared to $3,130,000 in the 2008 third quarter.
  Net interest expense and deferred financing costs amounted to $2,797,000 in the third quarter as compared to $3,168,000 in the prior year third quarter. Reduced interest expense reflects the benefit of lower interest rates, offset in part by higher levels of debt to fund acquisition activities.
  Total debt at the end of the 2009 third quarter amounted to $295,000,000 as compared to $321,000,000 at the end of the second quarter 2009. Net debt continued to be reduced utilizing cash flows from operating activities. The company’s debt is financed under a $497,500,000 senior revolving credit facility that matures in December 2012.

Selim A. Bassoul Chairman and Chief Executive Officer said, “Sales to our customers both in the Commercial Foodservice Group and the Food Processing Group continued to be affected by the general economic environment. As sales have declined, we have continued to focus on maintaining our profitability levels through cost reduction initiatives and remaining disciplined with our product pricing. During the third quarter we also realized the benefit of lower steel costs which lessened the impact of reduced sales volumes during the quarter.”

Mr. Bassoul continued, “We anticipate that the business environment may continue to be challenging into the beginning of next year. Accordingly, we continue to implement measures to reduce our costs to offset lower volumes in the near term. These cost reduction efforts include strategic initiatives to reduce supply chain costs and to improve manufacturing efficiencies. Additionally, we continue to make progress on the integration of our most recently acquired businesses including Turbochef, Anets, and CookTek.”

“We were pleased with our third quarter cash flow and debt reduction. We were able to pay down over $26 million in debt during the third quarter. We will continue to focus on debt reduction and anticipate operating cash flows will remain strong for the remainder of the year.”

Mr. Bassoul concluded, “We continue to invest in new product development and in our selling organization. We are pleased with the progress of our newly created national accounts sales team introduced to support our top restaurant chain customers. Additionally, we have made investments in the second half of the year to expand our international selling organization in an effort to further penetrate the worldwide markets.”

Conference Call

A conference call will be held at 9:30 a.m. Central time on Tuesday, November 10, 2009 and can be accessed by dialing (212) 659-4245 and providing conference code 528529# or through the investor relations section of The Middleby Corporation website at www.middleby.com. An audio replay of the call will be available approximately one half hour after its completion and can be accessed by calling (866) 206-0173 and providing code 248712#.

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Carter Hoffmann®, CookTek®, CTX®, frifri®, Giga®, Holman®, Houno®, Jade®, Lang®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef® and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, MP Equipment®, and RapidPak®. The Middleby Corporation was recognized by Business Week as one of the Top 100 Hot Growth Companies of 2007 and 2008, by Crain’s Chicago Business as one of the Fastest 50 Growth Companies in 2007 and 2008, and by Forbes as one of the Best Small Companies in 2007 and 2008.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Nine Months Ended
	3rd Qtr, 2009	3rd Qtr, 2008	3rd Qtr, 2009	3rd Qtr, 2008
Net sales	$153,989	$166,472	$494,136	$500,868
Cost of sales	91,952	101,735	301,989	310,221

Gross profit	62,037	64,737	192,147	190,647

Selling & distribution expenses	16,361	16,822	49,335	49,743
General & administrative expenses	17,602	16,962	59,702	51,443

Income from operations	28,074	30,953	83,110	89,461

Interest expense and deferred
financing amortization, net	2,797	3,168	8,800	9,910
Other expense, net	(137)	850	607	1,798

Earnings before income taxes	25,414	26,935	73,703	77,753

Provision for income taxes	9,913	10,645	30,421	31,165

Net earnings	$15,501	$16,290	$43,282	$46,588

Net earnings per share:

Basic	$0.88	$1.02	$2.46	$2.91

Diluted	$0.83	$0.96	$2.34	$2.72
Weighted average number shares:

Basic	17,600	15,911	17,589	15,985

Diluted	18,754	17,017	18,520	17,143

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Oct 3, 2009	Jan 3, 2009
ASSETS

Cash and cash equivalents	$10,991	$6,144
Accounts receivable, net	79,033	85,969
Inventories, net	93,878	91,551
Prepaid expenses and other	8,335	7,646
Current deferred tax assets	33,047	18,387
Total current assets	225,284	209,697

Property, plant and equipment, net	46,184	44,757

Goodwill	361,515	266,663
Other intangibles	186,795	125,501
Other assets	3,403	3,314

Total assets	$823,181	$649,932

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$6,890	$6,377
Accounts payable	39,879	32,543
Accrued expenses	126,232	102,579
Total current liabilities	173,001	141,499

Long-term debt	288,118	228,323
Long-term deferred tax liability	12,450	33,687
Other non-current liabilities	30,452	23,029

Stockholders’ equity	319,160	223,394

Total liabilities and stockholders’ equity	$823,181	$649,932

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations, 847-429-7756
or
Tim FitzGerald, Chief Financial Officer, 847-429-7744